Exhibit 99.1

For immediate release

Investor Relations:                        Media Relations:
Harlan Flint                               Calvin Mitchell
Instinet Group Incorporated                Instinet Group Incorporated
212 310 7264                               212 310 7520
harlan.flint@instinet.com                  calvin.mitchell@instinet.com


                     INSTINET REPORTS THIRD QUARTER RESULTS

NEW YORK, October 16 - Instinet Group Incorporated (Nasdaq: INET) today announced net income for the third quarter of $21.0 million, or $0.09 per share, excluding the previously announced restructuring charge, compared to $32.7 million, or $0.16 per share in the third quarter of 2000. The results were at the top end of the EPS range that Instinet provided last month. On a U.S. GAAP reported basis, net income was $8.2 million, or $0.03 per share, which includes the restructuring charge.

In announcing results today, Douglas M. Atkin, Instinet President and Chief Executive Officer, stated:


         "The events of September 11 and the personal losses we have suffered will always mark this period and will not be forgotten.


         However, Instinet is moving ahead. Our team has performed admirably in a challenging market. Our revenue per day and average daily U.S. share volume increased in the third quarter from the comparable period last year, and we made significant progress in our diversification strategy and cost reduction program.


         Our underlying operating performance demonstrates the resilience of Instinet's business model and shows our ability to perform well in very difficult market conditions. Going forward, I believe Instinet is in an excellent position to take advantage of the upturn in volumes we are already experiencing and the broader market rebound, when it comes."


Operating Highlights

- Instinet's average daily transaction fee revenue was $5.3 million, up 2% from $5.2 million in the third quarter of 2000. Third quarter results were affected by the closure of U.S. equity markets for four trading days.

- Instinet's average daily U.S. equity share volume increased 7% to 263.6 million shares in the third quarter of 2001, from 245.6 million shares in the comparable period last year. This volume comprised 221.2 million Nasdaq-listed shares, up 7% from 207.5 million shares in the comparable period last year, and 42.4 million exchange-listed shares, up 11% from 38.1 million shares in the comparable period last year.

- The cost-reduction program announced in July was largely completed during the quarter, at a pre-tax cost of $22.8 million. Total headcount was 2,044 at the end of the quarter, down 9% from the second quarter and in line with target.

- Instinet completed its acquisition of ProTrader Group, LP on October 1 and is proceeding rapidly with customer testing and production rollout of ProTrader's front-end technology.


Third Quarter Performance

A number of unusual items affected Instinet's third quarter results. We believe that a presentation of our results excluding these items, on a pro forma basis, reflects Instinet's core operating results and therefore provides a more accurate assessment of the company's underlying operations for comparable periods. Pro forma results exclude the previously announced restructuring charge, direct costs relating to the events of September 11, net gains or losses on strategic investments and securities owned, and expenses related to the company's retail brokerage initiative, which was discontinued in the fourth quarter of 2000.

A reconciliation of reported U.S. GAAP and pro forma results is as follows:


In thousands, except per share data       Q3 2001       Q3  2000         Pct Chg
                                                                     Incr/(Decr)

Reported Revenues                       $ 320,470      $ 347,595          (7.8%)
Investments                                 6,330         (9,644)
                                      ------------   ------------
Pro forma Revenues                        326,800        337,951          (3.3%)

Reported Expenses                         301,009        289,246            4.1%
Retail Initiative Costs                         -        (12,740)
Restructuring Costs                       (22,821)             -
Sept. 11 Related Costs                     (2,844)             -
                                      ------------   ------------

Pro forma Expenses                        275,344        276,506          (0.4%)
Reported Pre-tax Income                    19,461         58,349         (66.6%)
Impact of Pro forma Adjustments            31,995          3,096
                                      ------------   ------------

Pro forma Pre-Tax Income                   51,456         61,445         (16.3%)
Reported Tax Provision                    (11,251)       (25,674)
Pro forma Adjustments                     (11,390)        (1,362)
                                      ------------   ------------

Pro forma Tax Provision                   (22,641)       (27,036)
Reported Net Income                         8,210         32,675         (74.9%)
Pro forma Adjustments                      20,605          1,734
                                      ------------   ------------
Pro forma Net Income                     $ 28,815       $ 34,409         (16.3%)
                                      ============   ============

Reported EPS                               $ 0.03         $ 0.16
Pro forma EPS                              $ 0.12         $ 0.17

Reported Operating Margin                    6.1%          16.8%
Pro forma Operating Margin                  15.7%          18.2%


Lost Revenues Related to the Closure of U.S. Equities Markets

In addition to the items adjusted for above, the events of September 11 resulted in the closure of U.S. equities markets for four trading days. The estimated impact of the lost trading days was a reduction in transaction fee revenue of $20.2 million and a reduction in variable costs related to the lost revenue of $4.7 million. This estimate was calculated by assigning the average daily transaction fee revenue and related variable costs for September 2001 to each of the four lost trading days.

Adjusting for these revenues and expenses would further increase third-quarter pro forma revenue to $347.0 million (up 2.7% from the pro forma amount in the third quarter of 2000), pro forma pre-tax income to $67.0 million (up 9.0% from the pro forma amount in the third quarter of 2000), pro forma operating margin to 19.3% (up from 18.2% from the pro forma amount in the third quarter of 2000), and pro forma EPS to $0.15 (compared to the pro forma amount of $0.17 in the third quarter of 2000).

Management Outlook

The company believes that its underlying operating performance during the third quarter demonstrates Instinet's ability to perform well in difficult market conditions. Going forward, Instinet intends to grow its overall business by developing its global brokerage offering while at the same time defending and growing its Nasdaq liquidity pool. The brokerage initiatives include new product offerings, such as the ProTrader front-end, designed to meet the needs of active asset managers, and enhanced program trading functionality for passive and quantitative asset managers. Instinet also intends to continue to diversify its revenue by growing volumes in New York Stock Exchange stocks and in the major European and Asian markets. Additionally, the company believes that ongoing efforts in partnership with Reuters will enable the companies to extract mutual value.

With regard to defending and growing Instinet's liquidity pool, Atkin commented on Instinet's offering for broker-dealers: "Besides providing this customer group with our traditional benefits of anonymity and access to institutional liquidity, Instinet is rolling out new, value-added functionality. In addition, by lowering our cost base through the recent restructuring, we can now compete more aggressively on price. We have implemented a revised price schedule in September for all broker-dealers and are establishing a pilot program with a select group of major market makers to test pricing incentives for liquidity providers. At the same time, we are maintaining our pre-tax margin target of 20%."

Instinet had strong volume growth from broker-dealer customers in the early part of the year. Since then, broker-dealers' own profitability has come under significant pressure due to lower overall trading volumes, the impact of decimalization, and reduced investment banking activities. These factors, together with the introduction of Nasdaq's SuperSoes system during the third quarter, contributed to a decline in Instinet's market share in Nasdaq-quoted trading. Instinet's share of Nasdaq-quoted trading volumes was 13.5% in the third quarter, up from 13.1% in the comparable period of 2000, but down from 15.3% in the second quarter of 2001. This decline is attributable primarily to the company's broker-dealer customers. Instinet's volumes in Nasdaq-listed stocks from other customer groups have varied in proportion with overall market volumes.

Revenues

Transaction fee revenue for the third quarter was $312.5 million, down 4.7% from $327.9 million in the comparable period in 2000. This decrease was primarily due to the market shutdown after the events on September 11. Partly offsetting the market shutdown was a rebound in trading volume resulting in increased transaction fee revenue after the markets reopened. Net transaction fee revenue from non-U.S. equities represented 17.0% of total net equity transaction fee revenue in the third quarter, compared to 15.9% in the comparable period in 2000.

Interest income for the third quarter was $14.3 million, up 42.1% from $10.0 million in the comparable period in 2000, primarily due to securities lending activities.

Investment income for the third quarter was a loss of $6.3 million compared with a gain of $9.6 million in the comparable period in 2000. The loss was primarily due to a net write-down in our strategic investments and securities owned, offset in part by a gain from the demutualization of the Euronext stock exchange.

Expenses

Compensation and benefits expense for the third quarter was $92.5 million, down 12.0% from $105.0 million in the comparable period in 2000. This was primarily due to a decrease in Instinet's worldwide headcount as well as lower incentive compensation.

Communication and equipment expense for the third quarter was $39.0 million, up 7.9% from $36.2 million in the comparable period in 2000. This increase was primarily due to increased costs related to system enhancements and maintenance.

Soft dollar and commission recapture expense for the third quarter was $51.6 million, up 8.8% from $47.4 million in the comparable period in 2000. This was due to increased demand for these services and a relative shift in the customer mix to the institutional group.

Depreciation and amortization expense, and occupancy expense, increased in the third quarter primarily as a result of the company's move to its new corporate headquarters.

Marketing and business development costs in the third quarter were $0.9 million, down 77.7% from $4.1 million in the third quarter of 2000. This decrease was primarily due to efforts to reduce discretionary spending.

Other expenses increased 40.7% to $15.2 million from $10.8 million primarily due to securities lending activities as well as charitable donations and other costs associated with the events of September 11.

During the third quarter, Instinet incurred expenses of $12.7 million related to the ongoing development of its fixed income business, compared to $14.1 million in the comparable period in 2000.

Provision for Income Taxes

Instinet's effective income tax rate was 57.8% for the third quarter compared to 44.0% for the comparable period in 2000. This increase resulted from the fact that many of the strategic investments and securities that were written down are held in lower-tax jurisdictions. The underlying effective tax rate on the company's operations remained at 44.0%.

Restructuring and Expense Reduction

In July, Instinet announced a cost-reduction program designed to reduce underlying operating costs by $70 million annually, compared to the expense rate in the first half of this year. The non-recurring pre-tax cost of this program was then estimated to be $25 million. The program was largely completed in the third quarter at a cost of $22.8 million. Staff was reduced from 2,244 at June 30, 2001 to 2,044 at September 30, 2001. In addition, the company limited the use of contractors and consultants, closed its Sydney office, significantly reduced its Zurich office, and lowered discretionary spending on items such as travel and advertising.

ProTrader Group

On October 1, 2001, Instinet completed the acquisition of ProTrader Group, LP, a provider of advanced trading technologies and electronic brokerage services primarily for retail active traders and hedge funds. Instinet acquired ProTrader for $100 million in cash and 5.02 million shares of Instinet common stock valued in aggregate at $50 million, based on the average share price of Instinet stock for the seven trading days prior to closing. Instinet anticipates that the transaction will not be material to its 2001 financial results. The acquisition of ProTrader will increase Instinet's staff count by 184 from 2,044 to 2,228.

Data Disclosure

Effective with this release, Instinet will disclose the breakdown between its equity transaction fees from U.S. and non-U.S. equities. This information, which is not U.S. GAAP, will be disclosed net of soft dollar and commission recapture fees, which are offset on a dollar-for-dollar basis by expenses incurred in paying for research from independent third parties and making payments representing commission recapture to pension plans and other plan sponsors. The breakdown is disclosed in the table attached to this release entitled "Key Statistical Information". A history from the first quarter of 1999 is also attached.

Webcast

A live audio webcast of a conference call to discuss Instinet's results will be available from 11:30 am New York time today on the Investor Relations section of its web site at http://www.instinet.com/ir/webcast.shtml. On-demand replay of the webcast will be available from approximately 3:00 p.m. today until the end of the week. A transcript of the call will be available on the web site later this week.

About Instinet

Instinet, through affiliates, is the world's largest electronic agency securities broker and has been providing investors with electronic trading solutions for more than 30 years. Instinet operates an e-financial marketplace where buyers and sellers worldwide can trade securities directly and anonymously with each other, and have the opportunity to lower their overall trading costs. Through its electronic platforms, customers can access 40 securities markets throughout the world. With major offices in New York, London, Paris, Frankfurt, Tokyo, and Hong Kong, Instinet provides its customers with access to research generated by Instinet and by third parties, as well as various informational and decision-making tools. For more information, please go to www.instinet.com.

                                      # # #

This press release is for information purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security.

(C) 2001 Instinet Corporation and its affiliated companies. All rights reserved. INSTINET and the INSTINET Mark are service marks in the United States and in other countries throughout the world. Approved for distribution in the UK by Instinet UK Limited, which is regulated by the SFA and a member of the LSE. Instinet Corporation is a subsidiary of Instinet Group Incorporated, and a member of the NASD/SIPC. Instinet UK Limited is an affiliate of Instinet Corporation.

This news release may be deemed to include forward-looking statements relating to Instinet. Certain important factors that could cause actual results to differ materially from those disclosed in such forward-looking statements are described in Instinet's prospectus contained in its registration statement on Form S-1, filed with the SEC on May 17, 2001, under the heading `Risk Factors', and other documents filed with the SEC and available on the Company's website. Certain information regarding Nasdaq trading volumes is also included in the registration statement and on the Company's website.

Instinet Group Incorporated
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)


                                                          Three months ended:
                                                   --------------------------------        Pct Chg
                                                   Sept 30, 2001      Sept 30, 2000      Incr/(Decr)
                                                   -------------      -------------
REVENUES
Transaction fees                                      $ 312,546          $ 327,920          (4.7)%
Interest                                                 14,254             10,031          42.1
Investments                                              (6,330)             9,644        (165.6)
                                                   -------------      -------------

Total revenues                                          320,470            347,595          (7.8)

EXPENSES
Compensation and benefits                                92,467            105,039         (12.0)
Communications and equipment                             39,036             36,175           7.9
Soft dollar and commission recapture                     51,595             47,406           8.8
Brokerage, clearing and exchange fees                    33,314             32,725           1.8
Depreciation and amortization                            22,014             20,075           9.7
Professional fees                                         8,534             22,523         (62.1)
Occupancy                                                15,110             10,360          45.8
Marketing and business development                          923              4,147         (77.7)
Other                                                    15,195             10,796          40.7
Restructuring costs                                      22,821                  -             -
                                                   -------------      -------------

Total expenses                                          301,009            289,246           4.1
                                                   -------------      -------------

Income before income taxes                               19,461             58,349         (66.6)
Provision for income taxes                               11,251             25,674         (56.2)
                                                   -------------      -------------

Net income                                            $   8,210          $  32,675         (74.9)%
                                                   -------------      -------------

Basic and diluted earnings per share                   $   0.03           $   0.16             -
                                                   =============      =============

Weighted average shares outstanding - basic             243,719            206,900

Weighted average shares outstanding - diluted           243,722            206,900

Notes:
1. Shares outstanding and earnings per share prior to June 30, 2001 are pro forma, based on the number of common shares that would have been held by Reuters assuming Instinet's conversion into a corporation and a return of capital payment of $150 million to Reuters.
2. Direct property costs related to our World Trade Center office have not been reflected in this Consolidated Statement of Income. The company believes that substantially all assets physically located in the World Trade Center are covered by its insurance.

Instinet Group Incorporated
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

                                                          Nine months ended
                                                   --------------------------------       Pct Chg
                                                   Sept 30, 2001      Sept 30, 2000      Inc/(Decr)
                                                   --------------     -------------
REVENUES
Transaction fees                                     $1,107,736         $1,004,804          10.2%
Interest                                                 38,636             28,214          36.9
Investments                                               (236)             10,704        (102.2)
                                                   -------------       ------------

Total revenues                                        1,146,136          1,043,722           9.8

EXPENSES
Compensation and benefits                               346,972            300,430          15.5
Communications and equipment                            129,271            100,733          28.3
Soft dollar and commission recapture                    161,876            130,380          24.2
Brokerage, clearing and exchange fees                   106,272            102,460           3.7
Depreciation and amortization                            62,021             56,454           9.9
Professional fees                                        33,493             69,007         (51.5)
Occupancy                                                40,473             29,423          37.6
Marketing and business development                       19,654             24,661         (20.3)
Other                                                    41,612             29,857          39.4
Restructuring costs                                      22,821                  -             -
                                                   -------------       ------------

Total expenses                                          964,465            843,405          14.4
                                                   -------------       ------------

Income before income taxes                              181,671            200,317          (9.3)
Provision for income taxes                               82,623             88,140          (6.3)
                                                   -------------       ------------

Net income                                            $  99,048          $ 112,177         (11.7)%
                                                   -------------       ------------

                                                   -------------       ------------

Basic and diluted earnings per share                   $   0.44           $   0.54             -
                                                   =============       ============


Weighted average shares outstanding - basic             224,566            206,900

Weighted average shares outstanding - diluted           224,567            206,900


Notes:
1. Shares outstanding and earnings per share prior to June 30, 2001 are pro forma, based on the number of common shares that would have been held by Reuters assuming Instinet's conversion into a corporation and a return of capital payment of $150 million to Reuters.
2. Direct property costs related to our World Trade Center office have not been reflected in this Consolidated Statement of Income. The company believes that substantially all assets physically located in the World Trade Center are covered by its insurance.

Instinet Group Incorporated
KEY STATISTICAL INFORMATION
The following table presents key transaction volume information, as well as certain other operating information.

                                                                                                    Pct chg - Incr/(Decr)
                                                                      Three months ended            Sept 30, 2001 versus:
                                                               ---------------------------------    ---------------------
                                                                 Sept 30,   June 30,   Sept 30,      June 30,   Sept 30,
                                                                     2001       2001       2000          2001       2000
                                                               ---------------------------------    ---------------------
Net transaction fees from US equities (thousands) (1)            $214,578   $273,268   $235,684        (21.5)      (9.0)

Net transaction fees from non-US equities (thousands) (1)         $43,662    $48,811    $44,720        (10.5)      (2.4)
                                                               ---------------------------------
Total net equity transaction fees (thousands) (1)                $258,240   $322,079   $280,404        (19.8)      (7.9)
------------------------------------------------------------------------------------------------

Total U.S. market share volume (millions) (2)                     180,711    208,587    171,756        (13.4)       5.2
Our total U.S. market share volume (millions) (2)                  15,550     21,389     15,472        (27.3)       0.5
Our percentage of total U.S. market share volume (2)                 8.6%      10.3%       9.0%
------------------------------------------------------------------------------------------------

Total U.S. Nasdaq-listed share volume (millions)                   96,778    122,656    100,042        (21.1)      (3.3)
Instinet's U.S. Nasdaq-listed share volume (millions)              13,048     18,776     13,072        (30.5)      (0.2)
Instinet's percentage of total U.S. Nasdaq-listed share volume      13.5%      15.3%      13.1%
------------------------------------------------------------------------------------------------

Total U.S. exchange-listed share volume (millions)                 83,933     85,931     71,714         (2.3)      17.0
Instinet's U.S. exchange-listed share volume (millions)             2,502      2,613      2,400         (4.2)       4.3
Instinet's percentage of total U.S. exchange-listed share volume     3.0%       3.0%       3.4%
------------------------------------------------------------------------------------------------

Our U.S. equity transaction volume (thousands)                     19,713     27,208     18,986        (27.5)       3.8
Our international equity transaction volume (thousands)             1,887      1,622      1,217         16.3       55.1
                                                               ---------------------------------
Our total equity transaction volume (thousands)                    21,600     28,830     20,203        (25.1)       6.9
------------------------------------------------------------------------------------------------

Our average U.S. equity transaction size (shares per transaction)     788        786        815          0.3       (3.3)
Our average equity transactions per day (thousands)                   366        457        321        (20.0)      14.1
------------------------------------------------------------------------------------------------

Full time employees at period end                                   2,044      2,244      2,098         (8.9)      (2.6)
------------------------------------------------------------------------------------------------

1. Net equity transaction fees exclude revenues directly related to "Soft Dollar and Commission Recapture".

2. U.S. shares consist of shares of exchange-listed and Nasdaq-quoted stocks. For a description of how we calculate our Nasdaq volumes, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Nasdaq Volume Calculations" in the Prospectus dated May 17, 2001.

Instinet Group Incorporated
NET EQUITY TRANSACTION FEES BREAKDOWN
The following table presents net equity transaction fees from 1999 to the present.


                               Net equity transaction fees (in thousands):
                       ---------------------------------------------------------
Three months ended:        US equities      Non-US equities    Total equities
                       ---------------------------------------------------------

Sept 30, 2001               $214,578            $43,662           $258,240

June 30, 2001               $273,268            $48,811           $322,079

Mar 31, 2001                $295,629            $59,777           $355,406

Dec 31, 2000                $281,596            $46,101           $327,697

Sept 30, 2000               $235,684            $44,720           $280,404

June 30, 2000               $241,594            $47,890           $289,484

Mar 31, 2000                $232,323            $68,950           $301,273

Dec 31, 1999                $186,209            $39,103           $225,312

Sept 30, 1999               $170,447            $36,959           $207,406

June 30, 1999               $175,276            $33,999           $209,275

Mar 31, 1999                $169,542            $34,597           $204,139


Note: Net equity transaction fees exclude revenues directly related to "Soft Dollar and Commission Recapture".